FOR IMMEDIATE RELEASE	Contact: Tejal Engman Phone: 202-774-3253 E-mail: tengman@washreit.com

WASHREIT ENTERS CONTRACTS TO SELL EIGHT RETAIL ASSETS, ACQUIRE AN ADDITIONAL MULTIFAMILY ASSET AND PROVIDES UPDATED 2019 EARNINGS GUIDANCE

Washington, DC, June 26th, 2019 - WashREIT (NYSE: WRE) (the “Company” or “WashREIT”) has announced that it has entered into two definitive agreements with separate institutional buyers to sell a total of eight retail assets, including all three of its power centers. The Company has also updated its 2019 earnings guidance and provided a blended estimated capitalization rate (1) of approximately 6.2% for the sale of its eight retail assets.

“Our 2019 strategic capital allocation plan marks a watershed moment for WashREIT as it is expected to grow the percentage of NOI (2) contributed by our multifamily portfolio to approximately 45% and reduce our retail portfolio to approximately 6% of NOI on a proforma basis, assuming we complete the dispositions and acquisitions assumed in our 2019 guidance," said Paul T. McDermott, President and CEO of WashREIT. “By year-end, we expect to have significantly de-risked and strengthened our cash flows and recycled approximately 75% of the large capital gains embedded in our retail portfolio. In addition, we expect to have increased visibility on the upward inflection of our quarterly Core FFO (3) and our long-term cash flow.”

The first sale agreement provides for the disposition of the following five retail assets, which total approximately 800,000 square feet and are expected to generate gross proceeds of approximately $485 million:

1.	Gateway Overlook, Columbia, MD

2.	Wheaton Park, Wheaton, MD

3.	Olney Village Center, Olney, MD

4.	Bradlee Shopping Center, Alexandria, VA

5.	Shoppes of Foxchase, Alexandria, VA

The second sale agreement provides for the disposition of WashREIT’s power center assets – Centre at Hagerstown, Hagerstown, MD; Frederick Crossing, Frederick, MD; and Frederick County Square, Frederick, MD – totaling approximately 850,000 square feet. The Company plans to announce gross proceeds for the second sale upon completion of the transaction.

In additional transactions, WashREIT has contracted to acquire an urban-infill, value-add multifamily asset by late-July for approximately $70 million, and has closed today on the previously announced sale of Quantico Corporate Center (925 and 1000 Corporate Drive) in Stafford, VA, for gross proceeds of approximately $33 million.

As the Company outlines in its presentation titled “2019 Strategic Capital Allocation Plan” located in the investor section of its website, WashREIT expects its 2019 strategic capital allocation plan to:

•	Continue to de-risk its portfolio and improve the stability of its cash flows by significantly reducing exposure to retail leasing and credit risk

•
Improve cash flow strength as leasing and recurring capital expenditures as a percentage of NOI have historically been higher for retail than they have for multifamily and are expected to continue to rise

Updated 2019 Earnings Guidance

WashREIT’s updated 2019 Core FFO guidance is expected to range from $1.68 to $1.72 from a previous range of $1.74 to $1.78 per fully diluted share. The following assumptions and related explanatory notes are included in this guidance:

Retail Dispositions to Fund Multifamily Acquisitions:

•	The first retail sales tranche referenced above, consisting of five retail assets for $485 million of gross proceeds, is expected to close in late-July

•
The second retail sales tranche referenced above, consisting of the three power centers is expected to close in either late July or early August. Gross proceeds will be disclosed upon completion of the transaction

•	The expected blended sales capitalization rate for the eight retail assets is approximately 6.2% based on WashREIT’s estimated 2019 NOI contribution from these assets

•
The sale of the eight retail assets on the above referenced timeline reduces previously forecasted 2019 NOI by approximately $16 million. For a full year, these assets had been expected to contribute approximately $35.5 million

Other Commercial (Office and Retail) Dispositions:

•
The previously announced sale of Quantico Corporate Center (925 and 1000 Corporate Drive) in Stafford, VA, for approximately $33 million has been completed as of today and is expected to reduce previously forecasted 2019 NOI by approximately $2 million

•
WashREIT expects to complete an additional $125 to $175 million of to-be-determined commercial (office and retail) asset sales close to year-end, at a blended capitalization rate that could range from 6.5% to 7%

Multifamily Acquisitions:

•	The acquisition of the two remaining Maryland assets in the previously announced acquisition of the seven-property Assembly portfolio are expected to close this week for approximately $82 million

•	The seven Assembly assets, if the remaining acquisition is completed, are expected to contribute between $15.25 and $15.5 million to 2019 NOI

•
As mentioned above, the Company has contracted to acquire an urban-infill, value-add multifamily acquisition by late-July for approximately $70 million. If completed, this additional acquisition is expected to contribute $1.50 to $1.75 million to 2019 NOI

•	WashREIT expects its 2019 multifamily acquisitions to initially generate approximately $28.7 million of NOI on a combined, annualized basis

Operations and Finance:

•	Same-store office NOI decline is tightened to a range of -5.25% to -4.50%, from a prior range of -5.25% to -4.25% as Quantico will be excluded from the same-store pool

•	Same-store multifamily NOI growth is projected to range from 4.0% to 4.5% from a prior range of 3.75% to 4.25%

•	Same-store retail NOI for the remainder of the retail portfolio is projected to range from $13 to $13.25 million

•
Same-store NOI change is projected to range from -1.50% to -0.50% from a range of -0.50% to 0.50% as office has a greater impact on same-store NOI following the sale of retail assets. The office pool is being negatively impacted by large lease expirations and renewals in 2019, the majority of which have been backfilled or renewed with rents commencing throughout 2020

•	Development expenditures are projected to range from $55 to $60 million from a prior range of $65 to $70 million

•	The annual impact of the adoption of the new lease accounting standard ASC 842 as of January 1, 2019 remains projected to range from $1 million and $1.5 million in 2019

•
After considering Core FFO adjustments, general and administrative expense is projected to range from approximately $20.25 to $21.25 million from a prior range of $18 to $18.75 million. The increase is due to costs related to the strategic transactions detailed above

•
Interest expense is projected to range from approximately $54.25 to $54.75 million from a prior range of $51 to $51.75 million due to the additional expense related to interim financing for the strategic transactions detailed above

•	Non same-store NOI is projected to range from $54.75 to $56.25 million, which includes $33.5 to $34.5 million from the office and multifamily properties the Company intends to hold

The non same-store office pool in 2019 consists of Arlington Tower, which was acquired in 2018 and Quantico Corporate Center (925 and 1000 Corporate Drive), which has now been sold.

By the end of 2019, assuming completion of the contemplated transactions, the non same-store multifamily pool will consist of the seven Assembly assets the Company is acquiring in 2019 as well as the planned, urban-infill, value-add acquisition WashREIT expects to complete in late July.

By the end of 2019, assuming completion of the contemplated transactions, non same-store retail NOI will consist of NOI from the following eight retail assets that are expected to be sold: Gateway Overlook, Wheaton Park, Olney Village Center, Bradlee Shopping Center, Shoppes of Foxchase, Centre at Hagerstown, Frederick Crossing and Frederick County Square.

WashREIT's 2019 Core FFO guidance is based on a number of factors, many of which are outside the Company's control and all of which are subject to change. WashREIT may change the guidance provided during the year as actual and anticipated results vary from these assumptions.

For additional analyses on the impact of the Company’s strategic capital allocation plan, please refer to the presentation titled “2019 Strategic Capital Allocation Plan” located in the investor section of the Company’s website.

The closing of each of the acquisitions and dispositions currently under contract is subject to the satisfaction of customary closing conditions, and no assurance can be given as to the timing or ultimate completion of these transactions.

The acquisitions of the Virginia properties in the Assembly portfolio were, and the retail dispositions and the acquisitions of the Maryland properties in the Assembly portfolio are expected to be, effectuated through qualified intermediaries to accommodate possible tax-deferred exchanges pursuant to the provisions of Section 1031 of the Internal Revenue Code of 1986, as amended.

The assumptions related to dispositions referenced above update earlier guidance assumptions that dispositions were projected to range from $175 million to $200 million. The assumptions related to acquisitions referenced above update earlier guidance assumptions that no acquisitions were assumed.

2019 Guidance Reconciliation Table

A reconciliation of projected net loss attributable to the controlling interests per diluted share to projected Core FFO per diluted share for the year ending December 31, 2019, reflecting the disposition and acquisition assumptions above, is as follows:

Reconciliation	Low	High
Net loss attributable to the controlling interests per diluted share (a)	$(0.12)	$(0.08)
Real estate impairment	0.10	0.10
Depreciation (a)	1.68	1.68
NAREIT FFO per diluted share	1.66	1.70
Core adjustments	0.02	0.02
Core FFO per diluted share	$1.68	$1.72
(a) Includes impact from completed and planned acquisitions and identified dispositions during the year. Gains or losses on dispositions are yet to be determined and are currently excluded.
WashREIT owns and operates uniquely positioned real estate assets in the Washington D.C. market. Backed by decades of experience, expertise, and ambition, we create value by transforming insights into strategy and strategy into action. As of June 26, 2019, the Company’s portfolio of 51 properties includes more than 5.8 million square feet of commercial space and 5,953 multifamily apartment units. Our shares trade on the NYSE and our company currently has an enterprise value of more than $3 billion. With a track record of driving returns and delivering satisfaction, we are a trusted authority in one of the nation’s most competitive real estate markets.

Certain statements in this press release are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. In some cases, you can identify forward looking statements by the use of forward-looking terminology such as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” or

“potential” or the negative of these words and phrases or similar words or phrases which are predictions of or indicate future events or trends and which do not relate solely to historical matters. Such statements involve known and unknown risks, uncertainties, and other factors which may cause the actual results, performance, or achievements of Washington REIT to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, but are not limited to the risks associated with the ownership of real estate in general and our real estate assets in particular; the risk that any of the assumptions on which our updated 2019 earnings guidance is based are incorrect, the risk of failure to enter into and/or complete contemplated acquisitions and dispositions at all, within the price ranges anticipated and on the terms and timing anticipated; the economic health of the greater Washington Metro region; fluctuations in interest rates; reductions in or actual or threatened changes to the timing of federal government spending; the risks related to use of third-party providers and joint venture partners; the ability to control our operating expenses; the economic health of our tenants; the supply of competing properties; shifts away from brick and mortar stores to ecommerce; the availability and terms of financing and capital and the general volatility of securities markets; compliance with applicable laws, including those concerning the environment and access by persons with disabilities; terrorist attacks or actions and/or cyber-attacks; weather conditions and natural disasters; ability to maintain key personnel; failure to qualify and maintain our qualification as a REIT and the risks of changes in laws affecting REITs; and other risks and uncertainties detailed from time to time in our filings with the SEC, including our 2018 Form 10-K and subsequent Quarterly Reports on Form 10-Q. While forward-looking statements reflect our good faith beliefs, they are not guarantees of future performance. We undertake no obligation to update our forward-looking statements or risk factors or risk factors to reflect new information, future events, or otherwise.
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(1) Capitalization rate is calculated by dividing the estimated 2019 NOI contribution from such assets by the estimated total gross proceeds that the Company expects to generate from their sale. Capitalization rate estimates are subject to risks, uncertainties, and assumptions and are not guarantees of future performance, which may be affected by known and unknown risks, trends, uncertainties, and factors that are beyond our control, including the risk that each of or both of the estimated 2019 NOI contribution from the assets or the estimated total gross proceeds from the sale of such assets change, as well as those risk factors contained in our Annual Report on Form 10-K for the year ended December 31, 2018
(2) Net Operating Income (“NOI”), defined as real estate rental revenue less real estate expenses, is a non-GAAP measure. NOI is calculated as net income, less non-real estate revenue and the results of discontinued operations (including the gain or loss on sale, if any), plus interest expense, depreciation and amortization, general and administrative expenses, acquisition costs, real estate impairment and gain or loss on extinguishment of debt. We believe that NOI is a useful performance measure because, when compared across periods, it reflects the impact on operations of trends in occupancy rates, rental rates and operating costs on an unleveraged basis, providing perspective not immediately apparent from net income. NOI excludes certain components from net income in order to provide results more closely related to a property’s results of operations. For example, interest expense is not necessarily linked to the operating performance of a real estate asset. In addition, depreciation and amortization, because of historical cost accounting and useful life estimates, may distort operating performance at the property level. As a result of the foregoing, we provide NOI as a supplement to net income, calculated in accordance with GAAP. Neither represents net income or income from continuing operations, in either case calculated in accordance with GAAP. As such, NOI should not be considered an alternative to these measures as an indication of our operating performance.

(3) Core Funds From Operations (“Core FFO”) is calculated by adjusting NAREIT FFO (5) for the following items (which we believe are not indicative of the performance of Washington REIT's operating portfolio and affect the comparative measurement of Washington REIT's operating performance over time): (1) gains or losses on extinguishment of debt, (2) expenses related to acquisition and structuring activities, (3) executive transition costs and severance expense related to corporate reorganization and related to executive retirements or resignations, (4) property impairments, casualty gains, and gains or losses on sale not already excluded from FFO, as appropriate, and (5) relocation expense. These items can vary greatly from period to period, depending upon the volume of our acquisition activity and debt retirements, among other factors. We believe that by excluding these items, Core FFO serves as a useful, supplementary measure of Washington REIT's ability to incur and service debt and to distribute dividends to its shareholders. Core FFO is a non-GAAP and non-standardized measure and may be calculated differently by other REITs

(4) For purposes of evaluating comparative operating performance, we categorize our properties as “same-store”, “non-same-store” or discontinued operations. Same store properties include properties that were owned for the entirety of the years being compared, and exclude properties under redevelopment or development and properties acquired, sold or classified as held for sale during the years being compared. We define development properties as those for which we have planned or ongoing major construction activities on existing or acquired land pursuant to an authorized development plan. We consider a property's development activities to be complete when the property is ready for its intended use. The property is categorized as same-store when it has been ready for its intended use for the entirety of the years being compared. We define redevelopment properties as those for which have planned or ongoing significant development and construction activities on existing or acquired buildings pursuant to an authorized plan, which has an impact on current operating results, occupancy and the ability to lease space with the intended result of a higher economic return on the property. We categorize a redevelopment property as same-store when redevelopment activities have been complete for the majority of each year being compared.

(5) NAREIT Funds from operations (“NAREIT FFO”) is defined by National Association of Real Estate Investment Trusts, Inc. (“NAREIT”) in its NAREIT FFO White Paper - 2018 Restatement, as net income (computed in accordance with GAAP) excluding gains (or losses) associated with sales of properties; impairments of depreciable real estate, and real estate depreciation and amortization. We consider NAREIT FFO to be a standard supplemental measure for equity real estate investment trusts (“REITs”) because it facilitates an understanding of the operating performance of our properties without giving effect to real estate depreciation and amortization, which historically assumes that the value of real estate assets diminishes predictably over time. Since real estate values have instead historically risen or fallen with market conditions, we believe that NAREIT FFO more accurately provides investors an indication of our ability to incur and service debt, make capital expenditures and fund other needs. Our FFO may not be comparable to FFO reported by other real estate investment trusts. These other REITs may not define the term in accordance with the current NAREIT definition or may interpret the current NAREIT definition differently. NAREIT FFO is a non-GAAP measure.

This Press Release also includes certain forward-looking non-GAAP information. Due to the high variability and difficulty in making accurate forecasts and projections of some of the information excluded from these estimates, together with some of the excluded information not being ascertainable or accessible, the Company is unable to quantify certain amounts that would be required to be included in the most directly comparable GAAP financial measures without unreasonable efforts.